February 26, 2021

Esoterica Thematic Trust

675 W. 59th St., Suite 903

New York, New York 10069

Re:	Esoterica Thematic Trust - File Nos. 333-233633 and 811-23473

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 under the Securities Act of 1933, as amended to the Esoterica Thematic Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 6 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys At Law	Suite 1700	O: 614.469.3200
	Columbus, Ohio 43215-6101	F: 614.469.3361